Exhibit 99.1

LBI Media Announces Proposed Bank Refinancing

Burbank, CA – March 13, 2006 – LBI Media, Inc. (the “Company”) announced today that it is seeking to refinance its existing $220 million senior secured revolving credit facility with new $260 million senior secured credit facilities, consisting of a $110 million term loan credit facility and a $150 million revolving credit facility. If consummated, the new facilities would mature in approximately six years from the closing date.

The Company intends to use the proceeds of the loans made under the new credit facilities to refinance outstanding borrowings under its existing senior credit facility. The proceeds from the new credit facilities will also be used to fund capital expenditures, permitted acquisitions, working capital, closing costs and other general corporate purposes. The consummation of the new credit facilities will be subject to various conditions customary for transactions of this nature, including the approval of the Company’s board of directors and the negotiation of final documentation satisfactory to the Company.

This announcement is neither an offer to purchase nor a solicitation of an offer to purchase any security. No security has been registered under the Securities Act of 1933, as amended, and no security will be offered or sold in the United States absent such registration or an applicable exemption from registration requirements.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.